EXHIBIT 99.1

DRAFT	SHAREHOLDER LETTER

NAME

ADDRESS

ADDRESS1

ADDRESS2

ADDRESS3

[SRN or HIN]

Dear Shareholder

Origin Energy Limited (“Origin Energy”) is pleased to announce a voluntary limited time Share Sale Facility that allows you as a holder of 2,000 shares or less in Origin Energy to conveniently:

Sell all your shares in Origin Energy at no cost to you.

Receive proceeds from this sale in U.S. dollars.

Have all your uncashed Australian dollar dividend checks replaced by a check in U.S. dollars.

Introduction

The Share Sale Facility is designed to save you the time, uncertainty and expense of selling small parcels of shares on a foreign stock market, and the expense of converting proceeds from the sale of shares into U.S. dollars. Origin Energy shares do not trade on the New York Stock Exchange or on any stock exchange in U.S. dollars. The only market where our shares are actively traded is the Australian Stock Exchange (“ASX”) and trading occurs in Australian dollars. In addition if you take advantage of this facility, and you have any outstanding dividend checks in Australian dollars that have not yet been banked, we will replace your Australian dollar dividend checks with U.S. dollar dividend checks (see “Uncashed Dividend Checks” on subsequent pages).

You are not obligated to take up this offer. As an alternative, should you wish to sell your shares in Origin Energy, you would need to make your own inquiries into market conditions and your own arrangements with an Australian broker to execute the trade on your behalf on the ASX, and receive a check for the proceeds in Australian dollars, which you will have to convert to U.S. dollars at your own time and expense. Your outstanding dividend checks will also need to be converted to U.S. dollars at your own time and expense.

This Share Sale Facility will provide you with a convenient means to realise your investment in Origin Energy and will help us reduce our long run costs. Following the closing of the Share Sale Facility should the total number of shareholders of record in the United States fall below 300 Origin Energy will seek to deregister in the United States and we will no longer have to conform to certain reporting requirements in the United States. All shareholders will however continue to receive Origin Energy’s periodic reports that are lodged with the ASX. To assist in the execution of this Share Sale Facility, Georgeson Shareholder Communications (“Georgeson”) will act as an information agent and co-ordinator, while Citigroup Global Markets Australia Pty Ltd (“CGMA”) will act as Stock and Transfer Agent. Our share registrar in Australia, ASX Perpetual Registrars Limited (“Perpetual”), will also be involved in facilitating these sales which will be conducted as regular transactions on the Australian Stock Exchange.

Please read the accompanying material carefully and, should you choose to take advantage of this facility, return the completed documentation in the reply paid envelope supplied to Georgeson by Tuesday, August 12, 2003, to participate in the first tranche of sales through the share sale facility, or no later than Tuesday, September 9, 2003 or such other later date determined by Origin Energy and Georgeson (“Final Date”).

The accompanying material consists of:

An acceptance form for the sale of your entire shareholding in Origin Energy

Instructions for participation in the Share Sale Facility

A short form Prospectus relating to the Share Sale Facility. We have filed the prospectus with the U.S. Securities and Exchange Commission as part of a registration statement on Form F-3. The SEC declared the prospectus effective on [date], 2003.

Should you have any questions please contact Georgeson Shareholder on the Toll Free line in the United States of 866-274-2459. Eligible Shareholders outside the United States should call +1-212-440-9800, but are notified that this is not a toll free number.

Should you wish to verify that Origin Energy is the originator of this correspondence we invite you to either:

Visit the Origin Energy website at www.originenergy.com.au and proceed to the “Investor Centre” and “Foreign Share Sale Facility”; or

You may obtain a copy of our most recent annual report on Form 20-F and our other periodic reports on Form 6-K free of charge from Georgeson or by visiting the SEC’s website at www.sec.gov and searching for filings for Origin Energy.

Background

Origin Energy is a company listed on the ASX whose primary activities include the sale of natural gas, liquefied petroleum gas (LPG) and electricity throughout Australia, the distribution of LPG in New Zealand and parts of the Asia-Pacific region, the exploration for and production of oil and gas in Australia and New Zealand, the development and operation of gas-fired cogeneration and power generation facilities in Australia, and management of gas transmission and distribution assets on behalf of third parties in Australia.

The company evolved from the demerger of Boral Ltd (“Old Boral”), a company listed on the ASX which had a combination of building and construction material businesses and energy businesses. Old Boral was for a period of time in the 1990’s listed on the Nasdaq and ran an American Depository Receipt (“ADR”) program in the United States. The company had many overseas operations, including building and construction material businesses in the United States.

A Scheme of Arrangement to separate Old Boral’s building and construction materials businesses from its energy businesses was approved at a meeting of shareholders on 17 February 2000. Consequently, two industry specific Australian listed companies, Boral Limited (“New Boral”) and Origin Energy, were created from the Old Boral. The mechanisms of the Scheme of Arrangement were such that each holder subsequently held one New Boral and one Origin Energy share for every two (2) Old Boral shares held. The record date for the issue of New Boral and Origin Energy shares was 25 February 2000.

Origin Energy is aware that many holders acquired Old Boral shares to invest in an international building and construction materials company and may not wish to continue an association with an Australian energy company. It is also apparent that many shareholders in the United States and other countries outside of Australia hold small parcels of shares. Sale of these shares would ordinarily be subject to significant transaction costs and payment would normally be received in a foreign currency (Australian dollars).

Origin Energy is therefore giving selected investors outside of Australia holding less than 2000 Origin Energy shares the opportunity to dispose of their entire holding without incurring brokerage or transaction costs, and to receive payment in U.S. dollars. In addition if you take advantage of this facility, and you have any outstanding dividend checks in Australian dollars that have not yet been banked, we will replace your Australian dollar dividend checks with U.S. dollar dividend checks.

Details Regarding the Share Sale Facility

Origin Energy can make no representations regarding the price that will be received for the sale of shares sold through the Share Sale Facility.

Sales will be made on market on the ASX on Friday of each week commencing from Friday, August 15, 2003. Normally, if your completed forms are received by Georgeson by the Tuesday of a particular week (in the United States) the shares will be sold on the ASX in Australia on Friday of that same week. The share price received will be the Volume Weighted Average Share Price (VWAP) in Australian dollars for all Origin Energy shares sold on that day. The sale proceeds will be converted into U.S. dollars from Australian dollars at the noon buying rate in New York City for cable transfers in Australian dollars as reported by The Federal Reserve Bank of New York (the “Noon Buying Rate”). Settlement of the sale of shares will take place three days after the trade, as per standard ASX procedures. Documentation of the sale, preparation of tax forms and issuance of U.S. dollar checks will then be undertaken by Georgeson, and it is anticipated that the proceeds will be mailed to you by close of business on the Friday following the date of sale of your shares.

Should the return forms submitted be incomplete, or should your shareholding need to be transferred from an Australian Broker Sponsored account to an Issuer Sponsored account (see “Broker Sponsored Holdings” below) then there may be a delay in selling your shares while the appropriate documentation is being completed.

Broker Sponsored Holdings

If your shareholding in Origin Energy is held through a Clearing House Electronic Sub-register System (“CHESS”) Broker Sponsored account this will be noted on the “Share Sale Facility Instruction Form”. To take advantage of this Share Sale Facility and the free brokerage offered it is essential that your holding is first changed from a Broker Sponsored account to an Issuer Sponsored account. This can be done simply on the “Share Sale Facility Instruction Form”, which contains a box for you to tick to acknowledge your desire to transfer your holding to an Issuer Sponsored account. If you tick this box our share registrar in Australia, ASX Perpetual Registrars Limited will, in accordance with your instructions, contact your broker and request them to complete the transfer documentation.

Uncashed Dividend Checks

If you hold uncashed dividend checks from us this will be noted by a tick in the box on the “Share Sale Facility Instruction Form”. If you wish to take advantage of this offer please tick the appropriate box on the “Share Sale Facility Instruction Form”.

On receipt of these forms Origin Energy will cancel the Australian dollars checks in your possession and issue new checks denominated in U.S. dollars. Conversion to U.S. dollars will take place at the same exchange rate that is applicable to the sale of your shares.

Note that you may only take advantage of this offer to convert uncashed dividend checks if you are selling all your shares in Origin Energy through this Share Sale Facility. It is not available to shareholders who do not participate in the Share Sale Facility.

Participating in the Share Sale Facility

Shareholders wishing to take advantage of this offer to sell their entire Origin Energy share holdings should fill in all sections of the attached Share Sale Facility Instruction Form and return the completed Instruction Form to Georgeson in the enclosed envelope. Note that shareholders electing to participate in the Share Sale Facility must sell their entire holding of Origin Energy shares.

If your shares in Origin Energy are held through a Broker Sponsored account you will need to tick the box “Change from Broker Sponsored to Issuer Sponsored”. For details see “Broker Sponsored Holdings” above.

If you have uncashed dividend checks from Origin Energy and wish to have these checks converted to U.S. dollars at no charge, please tick the box “Conversion of Uncashed Dividend Checks to U.S. dollars”. For details see “Uncashed Dividend Checks” above.

Shareholders should note that:

(a)	This offer is only open to applications received in good order by Georgeson by mail prior to close of business in New York on the Final Date, being currently Tuesday, September 9, 2003, subject to the complete discretion of Georgeson and Origin Energy to extend;

(b)	After an acceptance form has been submitted by a shareholder it cannot be withdrawn;

(c)	Although Origin Energy has engaged Georgeson to arrange the Share Sale Facility and CGMA to sell the shares, the shares will be sold directly on market on the ASX and neither Georgeson, CGMA nor Origin Energy will have or take any interest in the shares;

(d)	Origin Energy, Georgeson and CGMA can give no representation as to the price that will be realised on the sale of the shares as this will be determined by market conditions on the ASX at the time of sale; and

(e)	If the number of U.S. holders of Origin Energy shares falls below a certain level, Origin Energy intends to deregister its shares with the U.S. Securities and Exchange Commission so that it will no longer have to comply with certain U.S. reporting requirements to which it is currently subject.

If you have any questions or need additional information in relation to this offer, please call Georgeson at 866-274-2459.

Yours sincerely

Bill Hundy

Company Secretary

Origin Energy Limited

SHARE SALE FACILITY

INSTRUCTION FORM

INSTRUCTION TO SELL YOUR SHAREHOLDING

IN ORIGIN ENERGY LIMITED (“ORIGIN ENERGY”)

[NAME]

[ADDRESS]

[ADDRESS1]

[ADDRESS2]

[ADDRESS3]

[SRN or HIN]

To:	Alpine Fiduciary Services, Inc.
c/o Georgeson Shareholder 111 Commerce Road Carlstadt, NJ 07072
A	Share Sale Offer
	To agree to sell your entire holding of Origin Energy Shares please tick this box. You must also sign where indicated in C below.	☐
Change from Brokered Sponsored to Issuer Sponsored
☐

The box on the left hand side will be ticked if your shareholding in Origin Energy is currently “Broker Sponsored”. To agree to transfer your holding from “Broker Sponsored” to “Issuer Sponsored” please tick the box on the right hand side. For an explanation of this item see “Broker Sponsored Accounts” in the accompanying letter.

☐
Conversion of Uncashed Dividend Checks to U.S. Dollars
☐

The box on the left hand side will be ticked if by our records you hold uncashed dividend checks from Origin Energy. Should this be the case a list of these checks will follow this form. To agree to have these checks cancelled and replaced by one check of equivalent value in U.S. dollars please tick the box on the right hand side. For an explanation of this item see “Uncashed Dividend Checks” in the accompanying letter.

☐
B	Contact Details
Please provide a telephone number where we may reach you during business hours if we have any questions about this form.
C	Signing – Refer overleaf for signing instructions

I/We named above agree to be bound by the terms of the Shareholder Warranties and Acknowledgements and this Instruction Form.

Signature of Security Holder/s	Companies Only
Signature	Common Seal	Director/Sole Director
/ / Date
/ / Date

Signature / / Date		Director/Secretary

Signature of Security Holder/s	Companies Only

Executed By:
In accordance with the Company’s Constitution

Shareholder Warranties and Acknowledgements

I/We warrant and acknowledge that by returning this Instruction Form:

1.	I am/we are the legal and beneficial owner of my/our Shares.

2.	I am/we are absolutely free to sell my/our Shares and my/our Shares have not been mortgaged, charged or otherwise encumbered in any way.

3.	Origin Energy and / or its agents may reject in its absolute discretion any Instruction Form.

4.	I/we acknowledge that by signing and submitting this form I/we are instructing that my/our entire shareholding be sold through the Share Sale Facility in accordance with the Share Sale Facility Term Sheet and that this instruction is irrevocable.

Signing Instructions

a)	The instruction form must be signed by the shareholder (for joint shareholders all must sign) or by his/her/their joint authorised attorney(s).

b)	If the shareholder is a corporation, this form should be signed:

under the common seal of the company by two directors, or a director and a secretary; or

by two directors, or a director and a secretary; or

in the case of a proprietary company that has a sole director who is also the sole company secretary, by that director; or under the hand of a duly authorised officer or attorney.

c)	If signed under a Power of Attorney, the attorney hereby states that no notice of revocation of the power has been received.

Lodgement Details

Return your completed Instruction Form in the postage paid reply envelope or to:

Alpine Fiduciary Services, Inc.

c/o Georgeson Shareholder

111 Commerce Road

Carlstadt, NJ 07072

Terms used on this Instruction Form have the same meaning in the Sale Facility Term Sheet.

SALE FACILITY TERM SHEET

1	KEY TERMS

“Company” means Origin Energy Limited, ACN 000 051 696 (“Origin Energy”).

“Broker Sponsored” means that you have entered into an agreement with a licensed sharebroker in Australia to transact your shareholding solely through that broker.

“CGMA” means Citigroup Global Markets Australia Pty Ltd.

“Controlling Participant” means your sponsoring broker should your shareholding in Origin Energy be “Broker Sponsored”.

“Eligible Shareholder” means a registered holder of shares in Origin Energy, with a registered address in the United States of America or certain other countries as specified in the enclosed Prospectus, holding less than 2000 shares in Origin Energy.

“Georgeson” means Georgeson Shareholder Communications Corporation.

“Instruction Form” means this instruction form pursuant to which Eligible Shareholders instruct Georgeson to facilitate the sales of their Shares on the Australian Stock Exchange.

“Noon Buying Rate” the noon buying rate in New York City for cable transfers in Australian dollars as reported by The Federal Reserve Bank of New York.

“Sale Amount” means the amount described in section 5.2.

“Share Sale Facility” means the facility offered to Eligible Shareholders to sell their entire holding of Shares in the Company.

“Share Sale Facility Offer Period” means the period from Monday, August 4, 2003 to Tuesday, September 9, 2003, subject to the complete discretion of Georgeson and Origin Energy to extend.

“Sale Shares” means the shareholding in the Company that an Eligible Shareholder has offered to sell in the Share Sale Facility being all Shares held by the Eligible Shareholder at the time of lodging the Instruction Form with Georgeson.

“Shares” means ordinary shares in the Company.

“Volume Weighted Average Price” or “VWAP” means the price obtained by dividing the total proceeds from the sale of shares in the Company on a particular day by the number of shares in the Company sold on that day on the ASX.

2	TERMS OF PARTICIPATION

2.1	Only an Eligible Shareholder may participate in the Share Sale Facility. An Eligible Shareholder electing to participate in the Share Sale Facility must sell all Shares held by that shareholder.

2.2	An Eligible Shareholder may only participate once in the Share Sale Facility.

2.3	Only Instruction Forms received prior to the expiration of the Share Sale Facility Offer Period will be regarded as valid.

2.4	A valid Instruction Form received from an Eligible Shareholder will be an irrevocable instruction to sell such shares on behalf of such Eligible Shareholder.

3	CHARGE TO SHAREHOLDERS

3.1

Eligible Shareholders will not be required to bear the brokerage charge in selling their Shares through the Share Sale Facility. However, any other tax, duty, charge, or expense on the sale of the Shares will be for the account of Eligible Shareholders.

4	SHAREHOLDER INSTRUCTIONS

4.1

Eligible Shareholders may participate in the Share Sale Facility by completing this Instruction Form pursuant to which each Eligible Shareholder irrevocably instructs Georgeson to sell their entire share holding in the Company through the Share Sale Facility on these terms.

5	SALE FACILITY MECHANICS

5.1

Georgeson in its discretion, will accept offers to participate in the Share Sale Facility which are made by Eligible Shareholders returning duly completed Instruction Forms to Georgeson (“Participating Shareholders”).

5.2

The amount to be paid to the Eligible Shareholder shall be the VWAP in Australian dollars for all shares traded on the ASX on the particular day that an Eligible Shareholder’s shares are sold, multiplied by the Noon Buying Rate for that day.

5.3	Georgeson will endeavour to send a covering letter and pre-printed check to Participating Shareholders in respect of the Sale Amount by 5:00 pm on the Friday in the United States one week after the shares are sold on the ASX.